Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

•Fourth quarter 2022 comparable systemwide constant dollar RevPAR increased 28.8 percent worldwide, 23.6 percent in the U.S. & Canada, and 45.1 percent in international markets, compared to the 2021 fourth quarter;

•Fourth quarter 2022 comparable systemwide constant dollar RevPAR increased 4.6 percent worldwide, 5.2 percent in the U.S. & Canada, and 3.4 percent in international markets, compared to the 2019 fourth quarter;

•Fourth quarter reported diluted EPS totaled $2.12, compared to reported diluted EPS of $1.42 in the year-ago quarter. Fourth quarter adjusted diluted EPS totaled $1.96, compared to fourth quarter 2021 adjusted diluted EPS of $1.30;

•Fourth quarter reported net income totaled $673 million, compared to reported net income of $468 million in the year-ago quarter. Fourth quarter adjusted net income totaled $622 million, compared to fourth quarter 2021 adjusted net income of $430 million;

•Adjusted EBITDA totaled $1,090 million in the 2022 fourth quarter, compared to fourth quarter 2021 adjusted EBITDA of $741 million;
•The company added more than 65,000 rooms globally during 2022, including approximately 40,000 rooms in international markets and nearly 17,500 conversion rooms. Net rooms grew 3.1 percent from year-end 2022;

•At the end of the year, Marriott’s worldwide development pipeline totaled over 3,000 properties and more than 496,000 rooms, including roughly 22,300 rooms approved, but not yet subject to signed contracts. Approximately 199,000 rooms in the pipeline were under construction as of the end of 2022;

•For full year 2022, Marriott repurchased 16.8 million shares of common stock for $2.6 billion, including 8.7 million shares for $1.4 billion in the fourth quarter. The company returned $2.9 billion to shareholders in 2022.

BETHESDA, MD – February 14, 2023 - Marriott International, Inc. (NASDAQ: MAR) today reported fourth quarter and full year 2022 results.

Anthony Capuano, Chief Executive Officer, said, “Our performance in 2022 was terrific. Just two years after experiencing the sharpest downturn in our company’s history, we reported record financial results. Our fee-driven, asset-light business model generated significant cash during the year, allowing us to both invest in the growth of our business and return $2.9 billion to shareholders.

“For the fourth quarter, worldwide RevPAR1 grew 5 percent compared to 2019, driven by a 13 percent increase in ADR. With the exception of Greater China, RevPAR in all regions more than fully recovered and continued to show meaningful advances in occupancy and ADR. Our international business posted RevPAR 3 percent above 2019 levels in the fourth quarter.

“In our largest region, the U.S. & Canada, RevPAR increased 5 percent over the 2019 quarter, driven by further improvement in occupancy and an 11 percent increase in ADR. Leisure demand remained robust and group demand more than fully recovered, leading to fourth quarter group revenues 10 percent above pre-pandemic levels. Business transient demand was at nearly 90 percent recovery in the quarter, while ADR was 3 percent above 2019. Our successful negotiation of high single-digit special corporate rate increases for 2023 bodes well for continued price strength.

“Owners and franchisees continue to show a strong preference for our brands. Our development team had an excellent year, signing nearly 108,000 rooms globally. We were pleased to see nearly 40 percent of those rooms in high value luxury and premium brands. With nearly 50 percent of rooms signed during the year in international markets, we look forward to further expanding our distribution and adding more options for our over 177 million Marriott Bonvoy members.

“As we look ahead, while concerns about the macroeconomic environment persist around the world, booking trends to date remain robust and we have significant momentum in our business. With our industry-leading brand portfolio, powerful loyalty program, the largest global rooms distribution, and our incredibly dedicated associates, Marriott is well-positioned for strong growth over the coming years as people around the world further embrace their love for travel.”

Fourth Quarter 2022 Results
Marriott’s reported operating income totaled $996 million in the 2022 fourth quarter, compared to 2021 fourth quarter reported operating income of $635 million. Reported net income totaled $673 million in the 2022 fourth quarter, compared to 2021 fourth quarter reported net income of $468 million. Reported diluted earnings per share (EPS) totaled $2.12 in the quarter, compared to reported diluted EPS of $1.42 in the year-ago quarter.

Adjusted operating income in the 2022 fourth quarter totaled $926 million, compared to 2021 fourth quarter adjusted operating income of $578 million. Fourth quarter 2022 adjusted net income totaled $622 million, compared to 2021 fourth quarter adjusted net income of $430 million. Adjusted diluted
1 All occupancy, Average Daily Rate (ADR) and RevPAR statistics and estimates are systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2022 and 2021 reflect properties that are comparable in both years. Occupancy, ADR and RevPAR comparisons between 2022 and 2019 reflect properties that are defined as comparable as of December 31, 2022, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019. Unless otherwise stated, all comparisons to pre-pandemic or 2019 are comparing to the same time period each year.

EPS in the 2022 fourth quarter totaled $1.96, compared to adjusted diluted EPS of $1.30 in the year-ago quarter.

Adjusted results excluded cost reimbursement revenue, reimbursed expenses and restructuring, merger-related charges, and other expenses. See pages A-3 and A-12 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $945 million in the 2022 fourth quarter, compared to base management and franchise fees of $737 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to RevPAR increases due to the continued recovery in lodging demand, as well as unit growth, partially offset by $16 million of unfavorable foreign exchange. Other non-RevPAR related franchise fees in the 2022 fourth quarter totaled $215 million, compared to $186 million in the year-ago quarter, largely driven by higher credit card branding fees.

Incentive management fees totaled $186 million in the 2022 fourth quarter, compared to $94 million in the 2021 fourth quarter. Fees in the quarter surpassed 2019 levels, with 60 percent earned in International markets.

Owned, leased, and other revenue, net of direct expenses, totaled $101 million in the 2022 fourth quarter, compared to $33 million in the year-ago quarter. The year-over-year increase in revenue net of expenses largely reflects the continued recovery in lodging demand and $21 million of higher termination fees.

General, administrative, and other expenses for the 2022 fourth quarter totaled $236 million, compared to $213 million in the year-ago quarter. The year-over-year change included an $18 million favorable litigation settlement in the 2021 fourth quarter.

Interest expense, net, totaled $107 million in the 2022 fourth quarter compared to $91 million in the year-ago quarter. The increase was largely due to higher interest expense associated with higher debt balances.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $1,090 million in the 2022 fourth quarter, compared to fourth quarter 2021 adjusted EBITDA of $741 million. See page A-12 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 145 properties (22,589 rooms) to its worldwide lodging portfolio during the 2022 fourth quarter, including nearly 6,900 rooms converted from competitor brands and approximately

16,700 rooms in international markets. Eighteen properties (4,484 rooms) exited the system during the quarter. At the end of the year, Marriott’s global lodging system totaled nearly 8,300 properties, with over 1,525,000 rooms.

At the end of the year, the company’s worldwide development pipeline totaled 3,028 properties with more than 496,000 rooms, including 1,009 properties with approximately 199,000 rooms under construction, or 40 percent of the pipeline, and 133 properties with roughly 22,300 rooms approved for development, but not yet subject to signed contracts.

In the 2022 fourth quarter, worldwide RevPAR increased 28.8 percent (a 25.6 percent increase using actual dollars) compared to the 2021 fourth quarter. RevPAR in the U.S. & Canada increased 23.6 percent (a 23.3 percent increase using actual dollars), and RevPAR in international markets increased 45.1 percent (a 32.2 percent increase using actual dollars).

Balance Sheet & Common Stock
At year-end 2022, Marriott’s total debt was $10.1 billion and cash and equivalents totaled $0.5 billion, compared to $10.1 billion in debt and $1.4 billion of cash and equivalents at year-end 2021.

The company repurchased 8.7 million shares of common stock in the 2022 fourth quarter for $1.4 billion. For full year 2022, Marriott repurchased 16.8 million shares for $2.6 billion. Year to date through February 10, the company has repurchased 2.5 million shares for $400 million.

Company Outlook1
Results in the first quarter are expected to benefit significantly from the easier comparison to the 2022 quarter when the emergence of Omicron depressed lodging demand. Roughly halfway through the quarter, global booking trends remain robust. In January, worldwide RevPAR was up 51.6 percent year over year.

Given short-term booking windows and a high level of macroeconomic uncertainty, there is less visibility in forecasting the company’s financial performance for full year 2023. As a result, the company is providing a broad range of potential full year RevPAR and other key metrics in the following tables. The high end of the range reflects relatively steady global economic conditions throughout 2023, with continued resilience of travel demand across customer segments and markets. The low end of the range reflects a meaningful softening of the global economy beginning in the second quarter with worldwide RevPAR roughly flat compared to 2022 in the second half of the year.

	First Quarter 2023 vs First Quarter 2022	Full Year 2023 vs Full Year 2022
Comparable systemwide constant $ RevPAR growth
Worldwide	30% to 32%	6% to 11%
U.S. & Canada	25% to 27%	5% to 9%
International	47% to 49%	12% to 18%

Year-End 2023 vs Year-End 2022
Gross Rooms Growth	Approx. 5.5%
Deletions	1% to 1.5%
Net rooms growth	4% to 4.5%

($ in millions, except EPS)	First Quarter 2023	Full Year 2023
Gross fee revenues	$1,045 to $1,065	$4,325 to $4,555
Owned, leased, and other revenue, net of direct expenses	Approx. $60	$265 to $285
General, administrative, and other expenses	$205 to $200	$935 to $915
Adjusted EBITDA[2,3]	$980 to $1,005	$4,030 to $4,300
Adjusted EPS – diluted[3]	$1.82 to $1.88	$7.23 to $7.91
1This outlook assumes that the $100 million City Express transaction closes in the first half of 2023.
2See pages A-13 & A-14 for the adjusted EBITDA calculations.
3Adjusted EBITDA and Adjusted EPS – diluted for first quarter and full year 2023 do not include cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, or any asset sales that may occur during the year, each of which the company cannot forecast with sufficient accuracy, and which may be significant.

Additional Company Information
Marriott also announced that Craig S. Smith, Group President, International, has announced his decision to retire February 24, 2023, after a 35-year career with the company.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, February 14, 2023, at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until February 13, 2024.

The telephone dial-in number for the conference call is US Toll Free: 800-274-8461, or Global: +1 203-518-9814. The conference ID is MAR4Q22. A telephone replay of the conference call will be available from 1:00 p.m. ET, Tuesday, February 14, 2023, until 8:00 p.m. ET, Tuesday, February 21, 2023. To access the replay, call US Toll Free: 800-839-9562 or Global: +1 402-220-6090.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of February 14, 2023. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to our RevPAR, rooms growth and other financial metric estimates, outlook and assumptions; our growth prospects; the effect of changes in global macroeconomic conditions; travel and lodging demand trends and expectations; booking, occupancy, ADR and RevPAR trends and expectations; our development pipeline, signings, deletions, and growth expectations; our expectations regarding the addition of the City Express brand portfolio to our system; the company’s expectations related to distribution and product offerings; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 8,300 properties under 30 leading brands spanning 138 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy®, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACTS:	Melissa Froehlich Flood
Corporate Relations
(301) 380-4839
newsroom@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.mcconagha@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FOURTH QUARTER 2022 AND 2021
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	December 31, 2022	December 31, 2021	Reported 2022 vs. 2021
REVENUES
Base management fees	$287	$217	32
Franchise fees [1]	658	520	27
Incentive management fees	186	94	98
Gross Fee Revenues	1,131	831	36
Contract investment amortization [2]	(24)	(19)	(26)
Net Fee Revenues	1,107	812	36
Owned, leased, and other revenue [3]	396	260	52
Cost reimbursement revenue [4]	4,420	3,374	31
Total Revenues	5,923	4,446	33

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	295	227	(30)
Depreciation, amortization, and other [6]	46	54	15
General, administrative, and other [7]	236	213	(11)
Restructuring, merger-related charges, and other	1	—	*
Reimbursed expenses [4]	4,349	3,317	(31)
Total Expenses	4,927	3,811	(29)

OPERATING INCOME	996	635	57

Gains and other income, net [8]	2	4	(50)
Interest expense	(115)	(97)	(19)
Interest income	8	6	33
Equity in earnings (losses) [9]	—	—	—

INCOME BEFORE INCOME TAXES	891	548	63

Provision for income taxes	(218)	(80)	(173)

NET INCOME	$673	$468	44

EARNINGS PER SHARE
Earnings per share - basic	$2.13	$1.43	49
Earnings per share - diluted	$2.12	$1.42	49
	0
Basic Shares	316.5	327.6
Diluted Shares	317.9	329.8
*Calculated percentage is not meaningful.
1Franchise fees include fees from our franchise agreements, application and relicensing fees, timeshare and yacht fees, co-branded credit card fees, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in earnings (losses) include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FOURTH QUARTER YEAR-TO-DATE 2022 AND 2021
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Twelve Months Ended	Twelve Months Ended	Better/(Worse)
	December 31, 2022	December 31, 2021	Reported 2022 vs. 2021
REVENUES
Base management fees	$1,044	$669	56
Franchise fees [1]	2,505	1,790	40
Incentive management fees	529	235	125
Gross Fee Revenues	4,078	2,694	51
Contract investment amortization [2]	(89)	(75)	(19)
Net Fee Revenues	3,989	2,619	52
Owned, leased, and other revenue [3]	1,367	796	72
Cost reimbursement revenue [4]	15,417	10,442	48
Total Revenues	20,773	13,857	50

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	1,074	734	(46)
Depreciation, amortization, and other [6]	193	220	12
General, administrative, and other [7]	891	823	(8)
Restructuring, merger-related charges, and other	12	8	(50)
Reimbursed expenses [4]	15,141	10,322	(47)
Total Expenses	17,311	12,107	(43)

OPERATING INCOME	3,462	1,750	98

Gains and other income, net [8]	11	10	10
Loss on extinguishment of debt	—	(164)	100
Interest expense	(403)	(420)	4
Interest income	26	28	(7)
Equity in earnings (losses) [9]	18	(24)	175

INCOME BEFORE INCOME TAXES	3,114	1,180	164

Provision for income taxes	(756)	(81)	(833)

NET INCOME	$2,358	$1,099	115

EARNINGS PER SHARE
Earnings per share - basic	$7.27	$3.36	116
Earnings per share - diluted	$7.24	$3.34	117

Basic Shares	324.4	327.2
Diluted Shares	325.8	329.3
1Franchise fees include fees from our franchise agreements, application and relicensing fees, timeshare and yacht fees, co-branded credit card fees, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in earnings (losses) include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Twelve Months Ended
	December 31, 2022	December 31, 2021	Percent Better/(Worse)	December 31, 2022	December 31, 2021	Percent Better/(Worse)
Total revenues, as reported	$5,923	$4,446		$20,773	$13,857
Less: Cost reimbursement revenue	(4,420)	(3,374)		(15,417)	(10,442)
Add: Impairments [1]	—	—		5	—
Adjusted total revenues **	1,503	1,072		5,361	3,415

Operating income, as reported	996	635		3,462	1,750
Less: Cost reimbursement revenue	(4,420)	(3,374)		(15,417)	(10,442)
Add: Reimbursed expenses	4,349	3,317		15,141	10,322
Add: Restructuring, merger-related charges, and other	1	—		12	8
Add: Impairments [2]	—	—		5	11
Adjusted operating income **	926	578	60%	3,203	1,649	94%

Operating income margin	17%	14%		17%	13%
Adjusted operating income margin **	62%	54%		60%	48%

Net income, as reported	673	468		2,358	1,099
Less: Cost reimbursement revenue	(4,420)	(3,374)		(15,417)	(10,442)
Add: Reimbursed expenses	4,349	3,317		15,141	10,322
Add: Restructuring, merger-related charges, and other	1	—		12	8
Add: Impairments [3]	—	—		11	15
Add: Loss on extinguishment of debt	—	—		—	164
Less: Gains on investees’ property sales [4]	—	—		(23)	—
Less: Gain on asset dispositions [5]	—	—		(2)	—
Income tax effect of above adjustments	19	19		69	(17)
Less: Income tax special items	—	—		30	(98)
Adjusted net income **	$622	$430	45%	$2,179	$1,051	107%

Diluted earnings per share, as reported	$2.12	$1.42		$7.24	$3.34
Adjusted diluted earnings per share**	$1.96	$1.30	51%	$6.69	$3.19	110%

**Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1 Twelve months ended December 31, 2022 includes impairment charges reported in Contract investment amortization of $5 million.

2 Twelve months ended December 31, 2022 includes impairment charges reported in Contract investment amortization of $5 million. Twelve months ended December 31, 2021 includes impairment charges reported in Depreciation, amortization, and other of $11 million.

3 Twelve months ended December 31, 2022 includes impairment charges reported in Contract investment amortization of $5 million and Equity in earnings (losses) of $6 million. Twelve months ended December 31, 2021 includes impairment charges reported in Depreciation, amortization, and other of $11 million and Equity in earnings (losses) of $4 million.

4 Gains on investees' property sales reported in Equity in earnings (losses).

5 Gain on asset dispositions reported in Gains and other income, net.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2022

	US & Canada		Total International		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Managed	632	215,331	1,357	345,220	1,989	560,551
Marriott Hotels	104	57,534	169	52,624	273	110,158
Sheraton	25	20,383	183	61,815	208	82,198
Courtyard	168	27,063	112	24,007	280	51,070
Westin	40	21,865	76	23,545	116	45,410
JW Marriott	21	12,724	68	24,729	89	37,453
The Ritz-Carlton	40	12,079	67	16,611	107	28,690
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
Renaissance	24	10,607	54	17,327	78	27,934
Four Points	1	134	84	23,267	85	23,401
Le Méridien	1	100	72	20,119	73	20,219
W Hotels	23	6,516	38	10,246	61	16,762
W Hotels Serviced Apartments	—	—	1	160	1	160
Residence Inn	76	12,199	9	1,116	85	13,315
Delta Hotels by Marriott	25	6,770	27	4,956	52	11,726
St. Regis	10	1,977	41	9,586	51	11,563
St. Regis Serviced Apartments	—	—	1	70	1	70
The Luxury Collection	6	2,296	47	8,268	53	10,564
Fairfield by Marriott	6	1,431	67	8,954	73	10,385
Aloft	2	505	44	9,727	46	10,232
Gaylord Hotels	6	10,220	—	—	6	10,220
AC Hotels by Marriott	7	1,165	68	8,466	75	9,631
Autograph Collection	8	2,508	22	3,356	30	5,864
Autograph Collection Serviced Apartments	—	—	1	158	1	158
Marriott Executive Apartments	—	—	34	4,866	34	4,866
SpringHill Suites	25	4,241	—	—	25	4,241
EDITION	5	1,379	10	2,216	15	3,595
Element	3	810	13	2,551	16	3,361
Protea Hotels	—	—	25	3,081	25	3,081
Tribute Portfolio	—	—	8	1,150	8	1,150
Moxy	—	—	6	1,092	6	1,092
TownePlace Suites	6	825	—	—	6	825
Bulgari	—	—	5	442	5	442
Franchised	5,121	735,470	907	179,319	6,028	914,789
Courtyard	863	115,148	114	21,251	977	136,399
Fairfield by Marriott	1,135	106,907	45	7,551	1,180	114,458
Residence Inn	772	92,072	26	3,482	798	95,554
Marriott Hotels	233	74,118	61	17,795	294	91,913
Sheraton	147	46,238	71	20,680	218	66,918
SpringHill Suites	507	58,773	—	—	507	58,773
Autograph Collection	138	27,170	108	23,564	246	50,734
TownePlace Suites	480	48,894	—	—	480	48,894
Westin	91	30,818	27	7,858	118	38,676
Four Points	158	23,924	63	10,602	221	34,526
Aloft	154	22,077	22	3,607	176	25,684
Renaissance	64	18,074	29	7,487	93	25,561
AC Hotels by Marriott	100	16,601	47	8,385	147	24,986
Moxy	28	5,316	88	16,700	116	22,016
Delta Hotels by Marriott	62	14,123	11	2,557	73	16,680
The Luxury Collection	12	3,188	56	10,268	68	13,456
Tribute Portfolio	51	7,952	28	3,185	79	11,137
Element	79	10,586	2	269	81	10,855
Le Méridien	24	5,605	18	4,640	42	10,245
JW Marriott	12	6,072	11	2,714	23	8,786
Design Hotels	10	1,385	40	3,469	50	4,854
Protea Hotels	—	—	35	2,706	35	2,706
The Ritz-Carlton	1	429	—	—	1	429
W Hotels	—	—	1	246	1	246
Bulgari	—	—	2	161	2	161
Marriott Executive Apartments	—	—	2	142	2	142

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2022

	US & Canada		Total International		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Owned/Leased	26	6,483	38	9,209	64	15,692
Courtyard	19	2,814	4	894	23	3,708
Marriott Hotels	2	1,308	6	2,064	8	3,372
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	5	912	5	912
Renaissance	1	317	2	505	3	822
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection[1]	—	—	3	383	3	383
Autograph Collection[2]	—	—	5	361	5	361
Residence Inn	1	192	1	140	2	332
Tribute Portfolio[3]	—	—	2	249	2	249
St. Regis	—	—	1	160	1	160
Residences	67	7,128	46	4,353	113	11,481
The Ritz-Carlton Residences	40	4,396	14	1,135	54	5,531
St. Regis Residences	10	1,196	11	1,490	21	2,686
W Residences	10	1,089	7	547	17	1,636
Bulgari Residences	—	—	5	514	5	514
Sheraton Residences	—	—	2	282	2	282
Westin Residences	3	266	1	9	4	275
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
EDITION Residences	3	90	—	—	3	90
Le Méridien Residences	—	—	1	15	1	15
Timeshare*	72	18,839	21	3,906	93	22,745
Yacht*	—	—	1	149	1	149
Grand Total	5,918	983,251	2,370	542,156	8,288	1,525,407

*Timeshare and Yacht counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
[1] Includes one property acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

[2] Includes four properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

[3] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Tribute Portfolio brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2022

	US & Canada		Total International		Total Worldwide
Total Systemwide	Properties	Rooms	Properties	Rooms	Properties	Rooms
Luxury	196	54,301	402	92,487	598	146,788
JW Marriott	33	18,796	80	27,939	113	46,735
The Ritz-Carlton	41	12,508	69	17,161	110	29,669
The Ritz-Carlton Residences	40	4,396	14	1,135	54	5,531
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
The Luxury Collection[1]	18	5,484	106	18,919	124	24,403
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	25	7,295	41	11,157	66	18,452
W Residences	10	1,089	7	547	17	1,636
W Hotels Serviced Apartments	—	—	1	160	1	160
St. Regis	10	1,977	42	9,746	52	11,723
St. Regis Residences	10	1,196	11	1,490	21	2,686
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	5	1,379	10	2,216	15	3,595
EDITION Residences	3	90	—	—	3	90
Bulgari	—	—	7	603	7	603
Bulgari Residences	—	—	5	514	5	514
Full-Service	1,060	358,434	1,066	286,854	2,126	645,288
Marriott Hotels	339	132,960	236	72,483	575	205,443
Marriott Hotels Residences	—	—	2	246	2	246
Sheraton	172	66,621	258	84,325	430	150,946
Sheraton Residences	—	—	2	282	2	282
Westin	132	53,756	103	31,403	235	85,159
Westin Residences	3	266	1	9	4	275
Autograph Collection[2]	146	29,678	135	27,281	281	56,959
Autograph Collection Serviced Apartments	—	—	1	158	1	158
Renaissance	89	28,998	85	25,319	174	54,317
Le Méridien	25	5,705	90	24,759	115	30,464
Le Méridien Residences	—	—	1	15	1	15
Delta Hotels by Marriott	87	20,893	38	7,513	125	28,406
Tribute Portfolio[3]	51	7,952	38	4,584	89	12,536
Gaylord Hotels	6	10,220	—	—	6	10,220
Marriott Executive Apartments	—	—	36	5,008	36	5,008
Design Hotels	10	1,385	40	3,469	50	4,854
Limited-Service	4,590	551,677	880	158,760	5,470	710,437
Courtyard	1,050	145,025	230	46,152	1,280	191,177
Fairfield by Marriott	1,141	108,338	112	16,505	1,253	124,843
Residence Inn	849	104,463	36	4,738	885	109,201
SpringHill Suites	532	63,014	—	—	532	63,014
Four Points	159	24,058	147	33,869	306	57,927
TownePlace Suites	486	49,719	—	—	486	49,719
Aloft	156	22,582	66	13,334	222	35,916
AC Hotels by Marriott	107	17,766	115	16,851	222	34,617
Moxy	28	5,316	94	17,792	122	23,108
Element	82	11,396	15	2,820	97	14,216
Protea Hotels	—	—	65	6,699	65	6,699
Timeshare*	72	18,839	21	3,906	93	22,745
Yacht*	—	—	1	149	1	149
Grand Total	5,918	983,251	2,370	542,156	8,288	1,525,407

*Timeshare and Yacht counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
[1] Includes one property acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

[2] Includes four properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

[3] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Tribute Portfolio brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$206.19	25.6%	66.9%	8.3%	pts.	$308.03	10.1%
The Ritz-Carlton	$329.80	11.5%	63.8%	4.3%	pts.	$516.85	3.9%
W Hotels	$231.42	15.3%	62.0%	5.2%	pts.	$373.37	5.6%
Composite US & Canada Luxury[1]	$283.73	17.4%	65.8%	6.2%	pts.	$431.29	6.3%
Marriott Hotels	$150.23	43.6%	64.6%	9.9%	pts.	$232.56	21.4%
Sheraton	$139.41	38.8%	60.2%	9.3%	pts.	$231.66	17.3%
Westin	$165.10	33.1%	65.8%	8.1%	pts.	$250.91	16.7%
Composite US & Canada Premium[2]	$151.55	40.4%	64.7%	10.6%	pts.	$234.22	17.5%
US & Canada Full-Service[3]	$180.03	31.7%	64.9%	9.6%	pts.	$277.24	12.1%
Courtyard	$98.40	27.3%	62.6%	4.5%	pts.	$157.20	18.3%
Residence Inn	$134.97	17.5%	74.0%	2.4%	pts.	$182.39	13.7%
Composite US & Canada Limited-Service[4]	$110.64	24.5%	66.7%	4.1%	pts.	$165.86	16.9%
US & Canada - All[5]	$163.60	30.5%	65.4%	8.3%	pts.	$250.31	13.9%

Comparable Systemwide US & Canada Properties
	Three Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$201.05	22.0%	67.6%	6.8%	pts.	$297.40	9.6%
The Ritz-Carlton	$327.38	12.0%	64.0%	4.4%	pts.	$511.53	4.2%
W Hotels	$231.42	15.3%	62.0%	5.2%	pts.	$373.37	5.6%
Composite US & Canada Luxury[1]	$267.65	17.3%	66.2%	6.0%	pts.	$404.02	6.6%
Marriott Hotels	$122.75	35.0%	62.1%	9.0%	pts.	$197.73	15.5%
Sheraton	$106.63	37.5%	59.9%	10.0%	pts.	$178.16	14.6%
Westin	$148.46	31.0%	65.0%	9.0%	pts.	$228.49	12.8%
Composite US & Canada Premium[2]	$130.00	32.6%	63.1%	9.4%	pts.	$205.99	12.8%
US & Canada Full-Service[3]	$146.07	29.0%	63.5%	9.0%	pts.	$230.13	10.7%
Courtyard	$98.88	21.7%	64.6%	4.1%	pts.	$153.00	13.9%
Residence Inn	$115.21	13.9%	72.3%	0.8%	pts.	$159.32	12.7%
Fairfield by Marriott	$82.66	14.7%	65.6%	2.8%	pts.	$125.98	9.8%
Composite US & Canada Limited-Service[4]	$98.45	18.2%	67.3%	3.0%	pts.	$146.32	13.0%
US & Canada - All[5]	$118.48	23.6%	65.7%	5.5%	pts.	$180.39	13.2%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$47.80	-21.3%	46.2%	-8.9%	pts.	$103.47	-6.1%
Asia Pacific excluding China	$111.53	110.1%	70.3%	22.0%	pts.	$158.74	44.4%
Caribbean & Latin America	$142.69	35.3%	64.0%	9.1%	pts.	$222.93	16.0%
Europe	$151.51	67.0%	67.8%	18.0%	pts.	$223.55	22.6%
Middle East & Africa	$165.28	31.1%	70.9%	4.4%	pts.	$233.09	22.9%

International - All[1]	$107.64	38.9%	61.5%	7.1%	pts.	$175.15	22.8%

Worldwide[2]	$132.56	34.1%	63.2%	7.7%	pts.	$209.78	17.9%

Comparable Systemwide International Properties
	Three Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$47.39	-18.2%	46.5%	-7.7%	pts.	$101.96	-4.6%
Asia Pacific excluding China	$109.93	102.1%	70.1%	21.0%	pts.	$156.91	41.6%
Caribbean & Latin America	$118.21	40.4%	61.2%	9.6%	pts.	$193.11	18.3%
Europe	$121.30	70.3%	65.5%	19.6%	pts.	$185.10	19.5%
Middle East & Africa	$152.97	32.6%	69.9%	4.2%	pts.	$218.85	24.7%

International - All[1]	$103.00	45.1%	61.8%	9.5%	pts.	$166.75	22.7%

Worldwide[2]	$113.83	28.8%	64.5%	6.7%	pts.	$176.46	15.4%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Twelve Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$201.97	59.0%	65.2%	17.5%	pts.	$309.81	16.3%
The Ritz-Carlton	$328.27	41.0%	64.0%	14.6%	pts.	$512.71	8.9%
W Hotels	$228.43	56.0%	62.3%	16.9%	pts.	$366.45	13.7%
Composite US & Canada Luxury[1]	$275.30	51.4%	65.0%	16.9%	pts.	$423.51	12.0%
Marriott Hotels	$145.18	88.9%	64.8%	21.4%	pts.	$224.18	26.6%
Sheraton	$137.74	84.6%	61.5%	21.0%	pts.	$224.03	21.5%
Westin	$163.93	76.7%	66.2%	21.0%	pts.	$247.81	20.5%
Composite US & Canada Premium[2]	$146.02	85.1%	64.3%	21.7%	pts.	$227.26	22.6%
US & Canada Full-Service[3]	$173.86	72.0%	64.4%	20.7%	pts.	$269.92	16.9%
Courtyard	$98.87	49.8%	64.0%	8.8%	pts.	$154.51	29.1%
Residence Inn	$138.90	33.5%	76.1%	6.4%	pts.	$182.65	22.3%
Composite US & Canada Limited-Service[4]	$111.38	45.7%	68.0%	9.0%	pts.	$163.82	26.5%
US & Canada - All[5]	$159.06	67.0%	65.3%	17.9%	pts.	$243.73	21.3%

Comparable Systemwide US & Canada Properties
	Twelve Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Brand	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
JW Marriott	$200.06	57.0%	66.7%	17.1%	pts.	$299.82	16.8%
The Ritz-Carlton	$324.64	41.8%	64.0%	14.9%	pts.	$506.92	8.8%
W Hotels	$228.43	56.0%	62.3%	16.9%	pts.	$366.45	13.7%
Composite US & Canada Luxury[1]	$260.62	51.8%	65.6%	16.9%	pts.	$397.00	12.8%
Marriott Hotels	$122.91	69.2%	62.7%	17.7%	pts.	$195.91	21.4%
Sheraton	$106.46	70.8%	60.2%	17.2%	pts.	$176.84	22.0%
Westin	$146.55	70.7%	65.2%	19.3%	pts.	$224.76	20.1%
Composite US & Canada Premium[2]	$128.10	66.4%	63.1%	17.9%	pts.	$203.01	19.3%
US & Canada Full-Service[3]	$143.57	63.1%	63.4%	17.8%	pts.	$226.47	17.4%
Courtyard	$101.08	39.8%	66.7%	8.9%	pts.	$151.62	21.1%
Residence Inn	$119.52	25.4%	75.5%	4.3%	pts.	$158.24	18.2%
Fairfield by Marriott	$85.87	27.3%	68.1%	6.7%	pts.	$126.03	14.8%
Composite US & Canada Limited-Service[4]	$101.13	32.6%	69.7%	7.2%	pts.	$145.14	18.9%
US & Canada - All[5]	$118.97	46.5%	67.0%	11.6%	pts.	$177.47	21.1%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Twelve Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$53.22	-18.5%	47.5%	-8.0%	pts.	$112.14	-4.8%
Asia Pacific excluding China	$84.41	122.5%	59.2%	23.1%	pts.	$142.60	35.8%
Caribbean & Latin America	$126.55	67.0%	60.8%	17.7%	pts.	$208.17	18.4%
Europe	$153.51	148.3%	63.5%	30.3%	pts.	$241.65	29.9%
Middle East & Africa	$124.63	52.8%	64.7%	13.1%	pts.	$192.54	22.0%

International - All[1]	$94.64	55.5%	57.0%	11.7%	pts.	$166.06	23.4%

Worldwide[2]	$123.30	61.9%	60.7%	14.5%	pts.	$203.23	23.3%

Comparable Systemwide International Properties
	Twelve Months Ended December 31, 2022 and December 31, 2021
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2021	2022	vs. 2021		2022	vs. 2021
Greater China	$51.38	-16.6%	46.8%	-7.2%	pts.	$109.71	-3.9%
Asia Pacific excluding China	$83.87	111.8%	59.3%	22.2%	pts.	$141.47	32.5%
Caribbean & Latin America	$105.26	72.3%	58.0%	17.1%	pts.	$181.42	21.6%
Europe	$121.38	146.2%	61.1%	29.8%	pts.	$198.67	25.9%
Middle East & Africa	$116.91	55.8%	64.2%	13.3%	pts.	$182.07	23.5%

International - All[1]	$91.30	66.2%	57.0%	14.6%	pts.	$160.21	23.7%

Worldwide[2]	$110.64	51.0%	64.0%	12.5%	pts.	$172.85	21.5%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS - 2022 vs 2019
In Constant $

Comparable Systemwide Properties[1]
	Three Months Ended December 31, 2022 and December 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2019	2022	vs. 2019		2022	vs. 2019
Greater China	$47.39	-42.3%	46.5%	-22.4%	pts.	$101.96	-14.5%
Asia Pacific excluding China	$109.93	5.5%	70.1%	-4.8%	pts.	$156.91	12.8%
Caribbean & Latin America	$118.21	27.6%	61.2%	2.1%	pts.	$193.11	23.2%
Europe	$121.30	7.4%	65.5%	-4.9%	pts.	$185.10	15.6%
Middle East & Africa	$152.97	43.8%	69.9%	-2.1%	pts.	$218.85	48.1%

International - All[2]	$103.00	3.4%	61.8%	-8.3%	pts.	$166.75	17.3%

US & Canada - All	$118.48	5.2%	65.7%	-3.7%	pts.	$180.39	11.1%

Worldwide[3]	$113.83	4.6%	64.5%	-5.1%	pts.	$176.46	12.8%

Comparable Systemwide Properties[1]
	Twelve Months Ended December 31, 2022 and December 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2022	vs. 2019	2022	vs. 2019		2022	vs. 2019
Greater China	$51.38	-40.8%	46.8%	-20.7%	pts.	$109.71	-14.6%
Asia Pacific excluding China	$83.87	-20.2%	59.3%	-13.3%	pts.	$141.47	-2.3%
Caribbean & Latin America	$105.26	9.7%	58.0%	-3.0%	pts.	$181.42	15.4%
Europe	$121.38	-5.8%	61.1%	-11.1%	pts.	$198.67	11.3%
Middle East & Africa	$116.91	23.4%	64.2%	-3.2%	pts.	$182.07	29.6%

International - All[2]	$91.30	-11.9%	57.0%	-12.2%	pts.	$160.21	7.0%

US & Canada - All	$118.97	-0.8%	67.0%	-6.0%	pts.	$177.47	8.1%

Worldwide[3]	$110.64	-4.0%	64.0%	-7.9%	pts.	$172.85	7.9%

[1] The comparisons between 2022 and 2019 reflect properties that are defined as comparable as of December 31, 2022, even if in 2019 they were not open and operating for the full year or did not meet all the criteria for comparable in 2019.

[2] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[3] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$377	$678	$630	$673	$2,358
Cost reimbursement revenue	(3,146)	(3,920)	(3,931)	(4,420)	(15,417)
Reimbursed expenses	3,179	3,827	3,786	4,349	15,141
Interest expense	93	95	100	115	403
Interest expense from unconsolidated joint ventures	1	2	2	1	6
Provision for income taxes	99	200	239	218	756
Depreciation and amortization	48	49	50	46	193
Contract investment amortization	24	19	22	24	89
Depreciation and amortization classified in reimbursed expenses	26	29	32	31	118
Depreciation, amortization, and impairments from unconsolidated joint ventures	13	3	7	4	27
Stock-based compensation	44	52	48	48	192
Restructuring, merger-related charges, and other	9	—	2	1	12
Gains on investees’ property sales	(8)	(13)	(2)	—	(23)
Gain on asset dispositions	—	(2)	—	—	(2)
Adjusted EBITDA **	$759	$1,019	$985	$1,090	$3,853

Change from 2021 Adjusted EBITDA **	156%	83%	44%	47%	69%

	Fiscal Year 2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net (loss) income, as reported	$(11)	$422	$220	$468	$1,099
Cost reimbursement revenue	(1,780)	(2,338)	(2,950)	(3,374)	(10,442)
Reimbursed expenses	1,833	2,255	2,917	3,317	10,322
Loss on extinguishment of debt	—	—	164	—	164
Interest expense	107	109	107	97	420
Interest expense from unconsolidated joint ventures	2	1	2	2	7
(Benefit) provision for income taxes	(16)	(41)	58	80	81
Depreciation and amortization	52	50	64	54	220
Contract investment amortization	17	18	21	19	75
Depreciation and amortization classified in reimbursed expenses	28	27	28	28	111
Depreciation, amortization, and impairments from unconsolidated joint ventures	10	9	5	7	31
Stock-based compensation	53	43	43	43	182
Restructuring, merger-related charges, and other	1	3	4	—	8
Adjusted EBITDA **	$296	$558	$683	$741	$2,278

** Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FIRST QUARTER 2023
($ in millions)

	Range
	Estimated First Quarter 2023		First Quarter 2022 **
Net income excluding certain items [1]	$563	$582
Interest expense	122	122
Interest expense from unconsolidated joint ventures	1	1
Provision for income taxes	154	160
Depreciation and amortization	45	45
Contract investment amortization	22	22
Depreciation and amortization classified in reimbursed expenses	28	28
Depreciation, amortization, and impairments from unconsolidated joint ventures	5	5
Stock-based compensation	40	40
Adjusted EBITDA **	$980	$1,005	$759

Increase over 2022 Adjusted EBITDA **	29%	32%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring, merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption “Depreciation and amortization classified in reimbursed expenses” above. Guidance does not reflect any asset sales that may occur during the year, which the company cannot forecast with sufficient accuracy and which may be significant.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2023
($ in millions)

	Range
	Estimated Full Year 2023		Full Year 2022**
Net income excluding certain items [1]	$2,214	$2,409
Interest expense	518	533
Interest expense from unconsolidated joint ventures	6	6
Provision for income taxes	686	746
Depreciation and amortization	196	196
Contract investment amortization	89	89
Depreciation and amortization classified in reimbursed expenses	109	109
Depreciation, amortization, and impairments from unconsolidated joint ventures	18	18
Stock-based compensation	194	194
Adjusted EBITDA **	$4,030	$4,300	$3,853

Increase over 2022 Adjusted EBITDA **	5%	12%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and restructuring, merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption “Depreciation and amortization classified in reimbursed expenses” above. Guidance does not reflect any asset sales that may occur during the year, which the company cannot forecast with sufficient accuracy and which may be significant.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, and certain non-cash impairment charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, certain non-cash impairment charges, loss on extinguishment of debt (when applicable), gains and losses on asset dispositions made by us or by our joint venture investees (when applicable), the income tax effect of these adjustments, and income tax special items. The income tax special items primarily related to the resolution of tax audits. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income/loss excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), certain non-cash impairment charges related to equity investments, benefit (provision) for income taxes, restructuring, merger-related charges, and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes loss on extinguishment of debt and gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude a one-time cost in the 2022 first quarter related to certain property-level adjustments related to compensation, charges incurred under our restructuring plans that we initiated beginning in the 2020 second quarter to achieve cost savings in response to the decline in lodging demand caused by COVID-19, and transition costs associated with the Starwood merger, which we record in the “Restructuring, merger-related charges, and other” caption of our Consolidated Statements of Income (our “Income Statements”), as well as the loss related to the debt extinguishment in the 2021 third quarter, which we recorded in the “Loss on extinguishment of debt” caption of our prior period Income Statements, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings (losses)” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings (losses)” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We do not consider interruptions related to COVID-19 when determining which properties to classify as comparable. The comparisons between 2022 and 2019 reflect properties that are defined as comparable as of December 31, 2022, even if in 2019 they were not open and operating for the full year or did not meet all the other criteria for comparable in 2019. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.